Exhibit 10.7
AMENDMENT NO. 8
TO SOUTHWEST AIRLINES CO. PROFIT SHARING PLAN
     Pursuant to the authority of the Board of Directors of Southwest Airlines Co., and the provisions of Section 17.1 thereof, the Southwest Airlines Co. Profit Sharing Plan is hereby amended in the following respects only, effective as of January 1, 2007, except as otherwise specifically set forth herein:
     (1) Article II, Subsection 2.1(c), is hereby amended to read as follows:
     “(c) Annual Compensation: The total amounts paid by the Company or any Eligible Affiliate to an Employee as remuneration for personal services rendered during each Plan Year, including expense allowances (to the extent includible in the gross income of the Employee) and any amounts not includible in the gross income of the Employee pursuant to Sections 402(e)(3), 125(a), or 132(f)(4) of the Code, but excluding (1) director’s fees; (2) expense reimbursements and nontaxable expense allowances; (3) prizes and awards; (4) items of imputed income; (5) contributions made by the Company under this Plan or any other employee benefit plan or program it maintains, such as group insurance, hospitalization or like benefits; (6) amounts realized or recognized from qualified or nonqualified stock options or when restricted stock or property held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (7) Company contributions to a plan of deferred compensation that are not included in the Employee’s gross income for the taxable year in which contributed, or any distributions from a deferred compensation plan; (8) amounts, if any, paid to an Employee in lieu of a Company Contribution to this Plan in the event that such Company Contribution would constitute an annual addition, as defined in Section 415(c)(2) of the Code, in excess of the limitations under Section 415(c) of the Code; and (9) severance payments. For purposes of this Section 2.1(c), severance payments include severance pay, unfunded nonqualified deferred compensation benefits and parachute payments made after an Employee’s severance from employment, but shall not include amounts attributable to payments made within 2 1/2 months following severance from employment that, absent a severance from employment, would have been paid to the Employee for services rendered prior to the severance from employment and for accrued bona fide sick, vacation, or other leave (to the extent the Employee would have been able to use the leave if employment had continued). Annual Compensation shall include amounts otherwise includible, as provided above, which are paid by the Company or an Eligible Affiliate to the Employee through another person, pursuant to the common paymaster provisions of Sections 3121(s) and 3306(p) of the Code.

     The Annual Compensation of each Member or former Member taken into account under the Plan for any Plan Year shall not exceed $225,000, as adjusted by the Secretary of the Treasury for increases in the cost of living at the time and in the manner set forth in Section 401(a)(17)(B) of the Code. If a Plan Year consists of fewer than twelve (12) months, then the dollar limitation in the preceding sentence will be multiplied by a fraction, the numerator of which is the number of months in the Plan Year, and the denominator of which is twelve (12). Furthermore, for purposes of an allocation under the Plan based on Annual Compensation, Annual Compensation shall only include amounts attributable to the period an Employee is a Member of the Plan.”
     (2) Article III, Section 3.1, is hereby amended to read as follows:
     “3.1 Eligibility Requirements: Every Employee who was a Member in the Plan on the day before the effective date of this amendment shall continue to be a Member in the Plan. Except as otherwise provided herein, every other Employee shall become a Member in the Plan as of the first Entry Date concurrent with or next following his employment commencement date or the date on which his employer became an Eligible Affiliate, whichever is later. The employment commencement date is the first day for which an Employee is entitled to be credited hereunder with an Hour of Service. Notwithstanding the foregoing, non-resident aliens who receive no earned income from the Company that constitutes income from sources within the United States shall not be eligible to participate in the Plan. Furthermore, “leased employees” (as such term is defined in Section 2.1(o) hereof) and Employees classified by the Company as interns shall not be eligible to participate in the Plan. A person who is not treated as an Employee on the Company’s books and records (such as a person who as a matter of practice is treated by the Company as an independent contractor, but who is later determined to be an Employee as a matter of fact) shall not be an eligible Employee during any part of a Plan Year in which such person was not treated as an Employee, despite any retroactive recharacterization.”
     (3) Article III, Section 3.2, is hereby amended to read as follows:
     “3.2 Notification of Eligibility. The Committee shall promptly notify each Employee of his qualification as a Member and shall furnish each new Member a copy of such explanation of the Plan as the Committee shall provide for that purpose.”
     (4) Article XII, Section 12.3, subsection (a) thereof, is hereby amended to add as the final sentence the following:
     “Notwithstanding any provision herein to the contrary, applicable fund redemption and short-term trading fees may be imposed upon the Member’s Individual Account in connection with any direction by such Member to convert investments hereunder.”

     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 8 to the Southwest Airlines Co. Profit Sharing Plan, the Company has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this 12th day of December, 2006.

SOUTHWEST AIRLINES CO.

	By:	/s/ Gary C. Kelly

Gary C. Kelly, Chief Executive Officer

ATTEST:

/s/ Deborah Ackerman
Deborah Ackerman, Assistant Secretary

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this 12th day of December, 2006, personally appeared GARY C. KELLY, to me known to be the identical person who subscribed the name of SOUTHWEST AIRLINES CO., as its CHIEF EXECUTIVE OFFICER to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such organization for the uses and purposes therein set forth.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE, the day and year last above written

/s/ Teri Lee Lambert
Notary Public in and for the State of Texas
My Commission Expires: June 4, 2010